FOR IMMEDIATE RELEASE

November 9, 2010

Contact Investor Relations:

William McKay, Chief Executive Officer
626-755-1211
wrmckay@gmail.com
Website: www.transpacificaerospace.com

Trans-Pacific Aerospace Company, Inc.
Appoints Alex Kam, Ray Kwong and Peter Liu to Board of Directors

SAN MARINO, CA—November 9, 2010 -- Trans-Pacific Aerospace Company, Inc. (OTCBB: TPAC.OB) announced today that it has appointed Alex Kam, Ray Kwong and Peter Liu to its board of directors.

Mr. Kam and Mr. Liu are both shareholders and board members of Hong Kong-based Godfrey (China), Ltd., in which Trans-Pacific Aerospace owns 25%. Mr. Kam and Mr. Liu together control 25% of Godfrey (China), Ltd. Mr. Kwong was previously a member of Trans-Pacific Aerospace's board of advisors.

"We are absolutely thrilled with the additions of Alex, Peter and Ray as directors," said Bill McKay, Trans-Pacific Aerospace CEO. "These gentlemen and I have been working together on this project from the inception, so they know every aspect and what it will take to make it a success. Together with Greg Archer and Kevin Gould, the board is now fully comprised of aerospace and China business veterans, whose guidance, we believe, is sure to enhance company performance."

Mr. Kam and Mr. Liu own a number of manufacturing and service companies in the United States and China that generate over $100 million in revenue annually. Mr. Kwong has been a strategic planning and marketing advisor to numerous Fortune 200 companies including Bank of America, Disney, Edison and Sun Microsystems. Mr. Kam, Mr. Liu and Mr. Kwong are also active in U.S./China bilateral trade facilitation, actively working with both governments and private interests to develop new trade relationships in such areas as green tech, nanotechnology, commercial aerospace, consumer electronics, software, real estate, banking, and hospitality.

Trans-Pacific Aerospace designs, engineers and manufactures components for commercial aircraft, with planned product extensions using similar proprietary technology into maritime, power plant and space applications. Through its relationship with Godfrey, it has a special operating license granted by China's Ministry of Science and Technology. The company has completed prototype manufacturing and testing in China and is on-track with SAE parts qualification.

 Trans-Pacific Aerospace Company plans to use its proprietary aerospace bearing technologies to manufacture and sell component parts for both new commercial aircraft and spares for the existing commercial fleet, initially through a joint venture in China. The component parts are referred to as self-lubricating spherical bearings, and they help with several flight critical tasks including aircraft flight controls and landing gears.

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Information About Forward-Looking Statements

This press release contains or incorporates by reference “forward-looking statements” including certain information with respect to plans and strategies of Trans-Pacific Aerospace Company, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements.  Without limiting the foregoing, the words “believes,” “suggests,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements.  There are a number of events or actual results of Trans-Pacific Aerospace Company, Inc. operations that could differ materially from those indicated by such forward-looking statements.

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